Exhibit 99.1
DATE: January 7, 2008
FOR IMMEDIATE RELEASE:
AMERICAN MEDICAL SYSTEMS ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER
MINNEAPOLIS—(BUSINESS WIRE) — January 7, 2008 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) announced today that its Board of Directors has accepted the mutually agreed upon resignation of Martin J. Emerson as President, Chief Executive Officer and Board Member effective January 4, 2008. The Board of Directors has begun a search for a new Chief Executive Officer and has retained Heidrick & Struggles to assist in its recruiting effort. Ross A. Longhini, Executive Vice President and Chief Operating Officer, will serve as Chief Executive Officer on an interim basis.
A. Jay Graf, Lead Independent Director, commented, “Marty has made a significant contribution to the growth of AMS during his more than seven years with the Company, and we thank him for his efforts and service. The Board of Directors has confidence in Ross’s ability to lead AMS and will work closely with him and the Company’s management team through this transition period. We are all committed to the successful recruitment of the very best CEO to sustain and enhance the AMS industry leading franchises in urology, gynecology, and the entire pelvic health field.”
As more fully detailed in a press release dated January 7, 2008, the Company announced preliminary fourth quarter revenue of $130.0 million, at the upper end of the Company’s most recent guidance of $124 to $130 million. As has been its historical practice, the Company anticipates providing 2008 guidance on its fourth quarter earnings call on Thursday, February 14, 2008 at 5:00 p.m. eastern time.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 310,000 patients in 2007.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2006 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Ross Longhini
Executive Vice President and Chief Operating Officer
Interim Chief Executive Officer
952-930-6445
Ross.Longhini@AmericanMedicalSystems.com